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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                             APOGEE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03760F100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 6 pages

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---------------------                                      ---------------------
 CUSIP No. 03760F100             13G                         Page 2 of 6 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David Spiegel
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       887,666
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                 0
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                  887,666
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                       0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         887,666

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         16.96%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

                               Page 2 of 6 pages

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Item 1(a).        Name of Issuer:
                  ---------------

                  APOGEE TECHNOLOGY, INC.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  129 Morgan Drive
                  Norwood, Massachusetts 02062

Item 2(a).        Name of Person Filing:
                  ----------------------

                  David Spiegel

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  ------------------------------------------------------------

                  600 Mountain Street
                  Sharon, Massachusetts 02067

Item 2(c).        Citizenship:

                  USA

Item 2(d).        Title of Class of Securities:
                  -----------------------------

                  Common Stock

Item 2(e).        CUSIP Number:
                  -------------

                  03760F100

Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b),
                  or 13d-2(b) or (c), Check Whether the Person Filing is a:
                  ---------------------------------------------------------


         (a)      [ ]      Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the
                           Exchange Act.

         (c)      [ ]      Insurance company as defined in Section 3(a)(19)
                           of the Exchange Act.

         (d)      [ ]      Investment company registered under Section 8 of the
                           Investment Company Act.


                               Page 3 of 6 pages

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         (e)      [ ]      An investment adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E).

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      [ ]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


Item 4.           Ownership
                  ---------

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 887,666

         (b)      Percent of class:  16.96%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:
                           887,666

                  (ii)     shared power to vote or to direct the vote:
                           0

                  (iii)    sole power to dispose or to direct the
                           disposition of:
                           887,666

                  (iv)     shared power to dispose or to direct the
                           disposition of:
                           0

Item 5.           Ownership of Five Percent or Less of a Class
                  --------------------------------------------

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

        Not Applicable


                               Page 4 of 6 pages

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Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person
                  ------------------------------------------------

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
                  ---------------------------------------------------------

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group
                  ---------------------------------------------------------

                  Not Applicable

Item 9.           Notice of Dissolution of Group
                  ------------------------------

                  Not Applicable




                               Page 5 of 6 pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 David Spiegel

Date: February 12, 2002                          By:/s/ David Spiegel
                                                    -----------------



                               Page 6 of 6 pages